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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14a of
the Securities Exchange Act of 1934 (Amendment No.      )

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☐ Soliciting Material Pursuant to §240.14a-11(c) or 14a-12
EVOLVING SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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EVOLVING SYSTEMS, INC.
9777 Mt. Pyramid Court
Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2003

To the Stockholders of Evolving Systems, Inc.:

        The Annual Meeting of Stockholders of Evolving Systems, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 15, 2003, at 9:00 a.m. local time at the Hilton Garden Inn, 9290 Meridian Blvd., Englewood, Colorado 80112 for the following purposes:

          1.    To elect two (2) directors to hold office until the 2006 Annual Meeting of Stockholders.

          2.    To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending December 31, 2003.

          3.    To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        The Proxy Statement accompanying this Notice describes these items more fully.

        The Board of Directors has fixed the close of business on March 20, 2003 as the record date for determining the stockholders entitled to notice of the meeting and to vote at this Annual Meeting and at any adjournment or postponement of the meeting.

By Order of the Board of Directors,

Anita T. Moseley Secretary

Englewood, Colorado
April 4, 2003

        All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

EVOLVING SYSTEMS, INC.
9777 Mt. Pyramid Court
Englewood, Colorado 80112

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed proxy is solicited by the Board of Directors of Evolving Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 15, 2003, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Hilton Garden Inn, located at 9290 Meridian Blvd., Englewood, Colorado. The Company intends to mail this proxy statement and accompanying proxy card on or about April 4, 2003, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

        The Company will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. The Company will furnish copies to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to the beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to the beneficial owners. Directors, officers or other regular employees of the Company may supplement the original mailed solicitation of proxies by telephone, telegram or personal solicitation. No additional compensation will be paid to directors, officers or other regular employees for these services.

Voting Rights and Outstanding Shares

        Only holders of record of Common Stock at the close of business on March 20, 2003 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting. At the close of business on March 20, 2003, the Company had outstanding and entitled to vote 13,846,489 shares of Common Stock.

        Each holder of record of Common Stock on March 20, 2003 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately count affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum, and will have the effect of a vote against each of the matters, other than election of directors.

Revocability of Proxies

        If you give a proxy in response to this solicitation you have the power to revoke it at any time before it is voted. You may revoke it by delivering a written notice of revocation or a properly executed proxy with a later date to the Secretary of the Company at the Company's principal executive office, 9777 Mt. Pyramid Court, Englewood, Colorado 80112. A proxy also may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy; you must still notify the Secretary of the Company that you want to revoke your proxy.

Stockholder Proposals

        The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2004 annual meeting of stockholders provided under Rule 14a-8 of the Securities and Exchange Commission is December 4, 2003. A stockholder proposal or nomination for director for consideration at the 2004 annual meeting but not included in the proxy statement and proxy must be received by the Secretary of the Company no earlier than February 13, 2004 and no later than March 15, 2004.

Delivery of this Proxy Statement

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as "householding," potentially means extra convenience for securityholders and cost savings for companies.

        This year, a number of brokers with account holders who are Evolving Systems, Inc. stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Evolving Systems, Inc., Anita T. Moseley, Secretary, 9777 Mt. Pyramid Court, Englewood, Colorado 80112 or contact Anita T. Moseley at 303-802-1000.

        Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors be divided into three (3) classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director's successor is elected and qualified.

        The Board of Directors is presently composed of five (5) members. There are two Class 2 Directors, Donald R. Dixon and George A. Hallenbeck whose terms of office expire in 2003. The Board has nominated each of Mr. Dixon and Mr. Hallenbeck for re-election. There are currently two vacancies on the Board which will remain following this election. The Board may fill these vacancies pursuant to the Bylaws. Proxies cannot be voted for a greater number of persons than the number of nominees named. If elected at the Annual Meeting, each of the nominees would serve until the 2006 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

        Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the two (2) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

        Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

        As of March 27, 2003, the Directors of the Company are as follows*:

Name	Age	Position
George A. Hallenbeck	60	Chairman of the Board, CEO & President
Donald R. Dixon	55	Director; Compensation & Audit Committees
Robert J. Loarie	60	Director; Compensation & Audit Committees
Brendan F. Reidy	49	Director
Steve B. Warnecke	46	Director; Audit Committee

        * Edward H. Sproat resigned from the Board in July 2002. Mr. Sproat served on the Company's Board from April 2001 until July 15, 2002. Mr. Sproat was also a member of the Audit Committee. Michael R. Perusse and James M. Ross resigned from the Board in March 2003. Michael R. Perusse served on the Company's Board from December 2001 until March 24, 2003. He was also a member of the Audit Committee. James M. Ross served on the Company's Board from November 1999 until March 21, 2003.

Nominees for Election for a Three-year Term Expiring at the 2006 Annual Meeting

Donald R. Dixon

        Donald R. Dixon has served as a member of the Company's Board of Directors since December 1997 and previously served as a member of the Company's Board of Directors from May 1996 to November 1996. Since 1993, Mr. Dixon has been associated with Trident Capital, L.P., a venture capital firm ("Trident"), which he helped found. Trident manages Information Associates L.P. and Information Associates, C.V., both of which are stockholders of the Company. Mr. Dixon serves as a director and member of the audit and compensation committees of Epicor Software Corporation, as well as a director of several privately-held companies. Mr. Dixon holds a B.S. from Princeton University and an M.B.A. from Stanford University.

George A. Hallenbeck

        George A. Hallenbeck currently serves as the Company's Chief Executive Officer and President. Mr. Hallenbeck was a founder of the Company in June 1985 and has served as Chairman and a member of the Board of Directors since that time. Mr. Hallenbeck served as the Company's Chief Executive Officer from June 1985 until December 1996; he resumed the position as Chief Executive Officer in October 1998. Mr. Hallenbeck served as the Company's President from June 1985 until December 1988; he resumed the position of President from October 1998 through November 1999, and again assumed the position in July 2002. Mr. Hallenbeck currently serves as Chairman of the Presence and Availability Management Forum, Inc. a non-stock corporation organized to develop and extend an industry standard interface for storing and accessing presence and availability data in communications networks. Mr. Hallenbeck received a B.A. from the University of Colorado.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2004 Annual Meeting

Brendan F. Reidy

        Brendan F. Reidy became a member of the Board of Directors in September 2002.* Mr. Reidy is currently an independent consultant providing strategic services to telecommunications and financial services firms. From November 2000 through December 2001, Mr. Reidy served as Vice President of Strategy and Corporate Development of Latis Networks, Inc. From January 1995 through November of 2000, he was employed at Qwest Communications International/US WEST, serving in a variety of positions, including Vice President of International Business Development, Vice President of Corporate Strategy, Vice President of Strategic Planning and Executive Director of Strategic Marketing. Prior to his service at US WEST, Mr. Reidy served as Vice President and General Manager of Litton Integrated Automation and was co-founder and Vice President, Sales and Marketing of Software Alliance Corporation. He received his A.B. from Stanford University and M.B.A. from the Wharton School of the University of Pennsylvania.

        * Mr. Reidy was appointed by the Board following the resignation of Edward H. Sproat in July, 2002.

Directors Continuing in Office Until the 2005 Annual Meeting

Robert J. Loarie

        Robert J. Loarie has served as a member of the Company's Board of Directors since May 1996. Since August 1992, Mr. Loarie has been a Principal of, and since December 1997, a Managing Director of, Morgan Stanley & Co. Incorporated, a diversified investment firm, and a general partner of Morgan Stanley Venture Partners, L.P. and Morgan Stanley Venture Partners II, L.P., venture capital investment partnerships. Since November 1996, Mr. Loarie has also served as a managing member of Morgan Stanley Venture Partners III, L.L.C., and since October 1999, of Morgan Stanley Dean Witter Venture Partners IV, L.L.C., venture capital investment companies. Mr. Loarie also serves as a director and a member of the audit committee of Adaptec, Inc., and as a director and member of the compensation committee of Websense, Inc. He also serves as a director of several privately-held companies. Mr. Loarie holds a B.S. from the Illinois Institute of Technology and an M.B.A. from Harvard University Graduate School of Business.

Steve B. Warnecke

        Steve B. Warnecke joined the Company's Board of Directors in March, 2003*. He also serves on the Board of Directors of the Cystic Fibrosis Foundation. In 1983, Mr. Warnecke founded and he remains President of Integrated Management Company, a venture capital company that has operated primarily in the construction industry. In addition, from August, 2001 through January, 2002, Mr. Warnecke served as Senior Vice President—Strategic Planning for First Data Corp.'s Western Union subsidiary. From August, 1999 through June, 2001 Mr. Warnecke served as Chief Financial Officer for Denver-based Frontier Airlines. Mr. Warnecke holds a B.B.A. from the University of Iowa and passed the C.P.A. exam in 1979.

        * Mr. Warnecke was appointed by the Board following the resignation of Michael R. Perusse in March 2003.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

        The Board has an Audit Committee and a Compensation Committee.

        The Audit Committee.    The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements. The Audit Committee also meets with the Company's independent accountants quarterly to discuss the results of the accountants' quarterly reviews as well as quarterly results and quarterly earnings releases; recommends to the Board the independent accountants to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee reviews all financial reports prior to filing with the Securities and Exchange Commission (SEC). The Audit Committee consists of Messrs. Dixon, Loarie and Warnecke. For more information concerning the Audit Committee see the "Report of the Audit Committee" contained in this proxy statement.

        The Compensation Committee.    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee consists of Messrs. Dixon and Loarie. For more information concerning the Compensation Committee see the "Report of the Compensation Committee" contained in this proxy statement.

        Meetings.    During the fiscal year ended December 31, 2002, the Board of Directors held seven (7) meetings; the Audit Committee met seven (7) times and the Compensation Committee met three (3) times. Michael R. Perusse, who was a member of the Board and the Audit Committee during 2002, was unable to attend three (3) meetings of the Board of Directors and two (2) meetings of the Audit Committee. Each of the other Board members attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

        The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2003, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

INFORMATION CONCERNING EQUITY COMPENSATION PLANS
STOCK OPTION PLAN AND EMPLOYEE STOCK PURCHASE PLAN

STOCK OPTION PLAN

        The Company's Amended and Restated Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors on January 19, 1996 and was amended each year thereafter through 2000 by the Board of Directors to increase the number of shares available under the Stock Option Plan. Each of these amendments was approved by the stockholders. No amendments were made in 2001 or 2002. There are currently 6,850,000 shares of Common Stock authorized for issuance under the Stock Option Plan. As of March 27, 2003 options (net of canceled or expired options) covering an aggregate of 1,979,801 shares of Common Stock had been granted under the Stock Option Plan. 3,525,770 shares of Common Stock (plus any shares that might in the future be returned to the Option Plan as a result of cancellations or expiration of options) remain available for future grant under the Stock Option Plan. The per share price for the Company's Common Stock on March 27, 2003 was $2.65.

        On September 4, 2002, the Board approved a stock option exchange program ("Exchange Program"), offering employees, including executive officers, the opportunity to exchange outstanding options to purchase shares of the Company's Common Stock ("Eligible Option Grants") for replacement options to purchase shares of the Company's Common Stock ("Replacement Options"). Participation in the Exchange Program was voluntary; however, if an employee elected to exchange any of his options, he was required to also exchange all of his options that had been granted since March 4, 2002. Employees who elected to participate had until October 2, 2002, to make their election. Replacement Options will be granted on April 3, 2003 and will have an exercise price equal to the greater of (a) the closing price of the Company's Common Stock as reported on the Nasdaq SmallCap Market on April 3, 2003, or (b) $1.00. In addition, six (6) months will be added to the vesting schedule of the Eligible Option Grants for the Replacement Options. For example, options that would have been vested on April 3, 2003 under the original option grant, will not be vested until October 3, 2003 under the Replacement Options. Employees must be employed on April 3, 2003 to be eligible to receive their Replacement Options. Employees tendered 1,586,254 shares for exchange; of that amount, 1,248,949 were tendered by executive officers.

        The Board is not requesting any additional shares for the Stock Option Plan at this time.

Description of Stock Option Plan

        The Stock Option Plan provides for the grant of incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), to employees and non-statutory stock options, stock appreciation rights, restricted stock purchase awards and stock bonuses to employees, directors and consultants. The Board of Directors or a committee appointed by the Board of Directors administers the Stock Option Plan and determines recipients and types of awards to be granted, including the exercise price, exercisability and number of shares subject to the award.

        The terms of stock options granted under the Stock Option Plan generally may not exceed 10 years. The Board of Directors determines the exercise price of options granted under the Stock Option Plan. However, the exercise price of an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of the option grant, and the exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of the option grant. Options granted under the Stock Option Plan vest at the rate specified in the option agreement. The optionee may not transfer a stock option other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a domestic relations order. An optionee whose service to the Company or its affiliates ceases for any reason (other than by death or disability) generally may exercise an option for three (3) months thereafter (unless the option terminates or expires sooner by its terms). An optionee generally may exercise an option for up to 12 months and 18 months after the optionee's service to the Company and its affiliates ceases due to disability or death, respectively.

        The Board of Directors may not grant an incentive stock option to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the Common Stock on the date of grant, and the option term is five (5) years or less. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. However, no person may be granted options under the Stock Option Plan exercisable for more than 1,260,000 shares of Common Stock during any calendar year ("Section 162(m) Limitation"). Options may be immediately exercisable, at the discretion of the Company, whether vested or not, subject to repurchase by the Company of any unvested shares.

        Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full become available again for the grant of awards under the Stock Option Plan. Shares with respect to which stock appreciation rights have been exercised are not available for the grant of new awards or stock options.

        The Board of Directors has the specific authority to reprice outstanding options and the general authority to reprice stock appreciation rights and to offer optionees and holders of stock appreciation rights the opportunity to replace outstanding options and stock appreciation rights with new options or stock appreciation rights for the same or a different number of shares.

        The Board of Directors may grant restricted stock purchase awards under the Stock Option Plan pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule and at a price determined by the Board of Directors. Restricted stock purchases must be at a price equal to at least 85% of the stock's fair market value on the award date, but stock bonuses may be awarded in consideration of past services without a purchase payment.

        The holder of a restricted stock purchase award must pay the purchase price of the stock either in cash or, at the discretion of the Board, by delivery of other Common Stock of the Company, pursuant to a deferred payment arrangement or in any other form of legal consideration acceptable to the Board.

        A participant may not transfer his or her rights under a stock bonus or restricted stock purchase agreement other than by will, the laws of descent and distribution or a domestic relations order while the stock awarded pursuant to such an agreement remains subject to the agreement. Stock appreciation rights granted under the Stock Option Plan may be tandem rights, concurrent rights or independent rights.

        Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of Common Stock subject to the Stock Option Plan and outstanding awards. In that event, the Stock Option Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Stock Option Plan and the Section 162(m) Limitation. Outstanding awards also will be adjusted as to the class, number of shares and price per share of Common Stock subject to such awards.

        Upon certain changes in control of the Company, the successor corporation may assume outstanding stock awards or substitute equivalent stock awards. If the successor corporation refuses to do so, such stock awards will become fully vested and exercisable for a period of 15 days after notice from the Company but the option will terminate if not exercised during that period. In addition, restricted shares acquired upon exercise of options will be released from the Company's repurchase option.

        The Board of Directors may amend the Stock Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board of Directors if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or to satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the Stock Option Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

        The Board of Directors may suspend or terminate the Stock Option Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Stock Option Plan will terminate on December 15, 2007.

Federal Income Tax Information

        Incentive Stock Options.    Incentive stock options under the Stock Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

        There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

        If a participant holds stock acquired through exercise of an incentive stock option for at least two (2) years from the date on which the option is granted and at least one (1) year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

        Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the disposition. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

        To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

        Non-statutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Non-statutory stock options, restricted stock purchase awards and stock bonuses granted under the Stock Option Plan generally have the following federal income tax consequences:

        There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

        Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

        Stock Appreciation Rights.    No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

        Potential Limitation on Company Deductions.    Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

        Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and (i) either the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) prior to vesting or exercisability of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

        Restricted stock and stock bonuses qualify as performance-based compensation under the Treasury regulations only if (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount-or formula used to calculate the amount-payable upon attainment of the performance goal).

EMPLOYEE STOCK PURCHASE PLAN

        The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on December 16, 1997 and amended by the stockholders each year since 1997 to increase the number of shares available under the Purchase Plan. There are currently 900,000 shares of Common Stock authorized for issuance under the Purchase Plan. During the fiscal year ended December 31, 2002, shares of Common Stock were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: all employees (excluding executive officers) as a group purchased 14,917 shares ($.21768 per share) and current executive officers during the fiscal year ended December 31, 2002 purchased no shares. As of March 27, 2003, purchase rights (net of canceled or expired purchase rights) covering an aggregate of 614,881 shares of Common Stock had been granted under the Purchase Plan; 285,119 shares of Common Stock remain available for future grant under the Purchase Plan.

        On March 27, 2003, the per share price for the Company's Common Stock was $2.65.

        The Board is not requesting any additional shares for the Purchase Plan at this time.

Description of Purchase Plan

        The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The Board of Directors currently plans that the offering period for any offering will be six months, provided there are shares available for sale under the Purchase Plan. For 2003, the first offering period began on January 1, 2003, and the second offering period will begin on July 1, 2003.

        The Board of Directors, through its Compensation Committee, administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The Board of Directors has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan.

        Generally, any person who is customarily employed at least 20 hours per week and five (5) months per calendar year by the Company (or by any parent or subsidiary of the Company designated by the Board) on the first day of an offering is eligible to participate in that offering. However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may accrue the right to purchase more than $25,000 worth of Common Stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates in any calendar year. Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

        Employees are eligible to participate in the first offering commencing after the date they are employed by the Company or an affiliate of the Company. Employees who participate in an offering may have up to 15% of their earnings withheld pursuant to the Purchase Plan and applied at the end of each offering period to the purchase of shares of Common Stock. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the purchase date. Employees may end their participation in the offering at any time prior to the end of the offering period (except as otherwise provided by the Board of Directors for that offering), and participation ends automatically upon termination of employment with the Company.

        If the aggregate number of shares to be purchased upon exercise of rights granted in the offering exceeds the maximum aggregate number of shares of Common Stock available, the Board will make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the offering at the applicable price.

        In the event of a change of control in the Company, the Company and the Board of Directors have discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation. Alternatively, the Board of Directors may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the direction of the Board of Directors.

        The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the Purchase Plan, or (iii) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act or any other applicable rule or regulation. Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

Federal Income Tax Information

        Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

        A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, or until the participant's death while holding the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

        If the stock is disposed of at least two (2) years after the beginning of the offering period and at least one (1) year after the stock is transferred to the participant, or if the participant dies while holding stock acquired under the Purchase Plan, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition or death over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. The Company is not entitled to a corresponding deduction for the amount treated as ordinary income.

        If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, Section 162(m) with respect to certain officers, and the satisfaction of tax reporting obligations). The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant. A capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

TABLE OF EQUITY COMPENSATION PLANS

        The following table contains summary information as of December 31, 2002 concerning the Company's Purchase Plan and Stock Option Plan. Both of the Plans have been approved by the stockholders. See "Security Ownership of Certain Beneficial Owners and Management," Footnotes 11 & 13 for a description of warrants outstanding on December 31, 2002 and exercised in March, 2003.

	Number of shares to be issued upon exercise outstanding of options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plan
Stock Option Plan	2,062,010	$1.10	3,537,061
Employee Stock Purchase Plan	0	$2.42	285,119
Warrants	910,633	$.80	—

MANAGEMENT

        As of March 27, 2003 the executive officers of the Company are as follows:

Name	Age	Position
George A. Hallenbeck	60	Chief Executive Officer and President
Stephen K. Gartside, Jr.	37	Executive Vice President of Sales and Operations
Brian R. Ervine	41	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Anita T. Moseley	51	Senior Vice President, General Counsel and Secretary
Joseph P. Murray	37	Vice President of Software Development
Patrick Shane Furlong	38	Vice President and Principal—Consulting Practice

        See "Proposal 1—Election of Directors" for the biography of Mr. Hallenbeck.

        Stephen K. Gartside, Jr. joined the Company in August 2001 as Vice President of Marketing and Corporate Business Development. He was promoted to the position of Executive Vice President of Sales and Operations in January 2003. Before joining the Company, from July 1998 through October 2000, Mr. Gartside served as Senior Vice President of Corporate Development of TeraBeam Corporation, a technology development and service provider that deploys Metropolitan Area Networks using Gigabit Ethernet, IP and Free Space Optics. Prior to TeraBeam, Mr. Gartside was the Regional Director, Communications Division, for Stratus Computers, where he had responsibility for sales of platform, OSS and Network Element solutions to carriers in the Western United States. Mr. Gartside has also held a number of sales, marketing and sales management positions, with NCR and AT&T Global Information Solutions. In his eleven-year career with NCR and AT&T GIS, his focus was on selling solutions for the communications industry. Mr. Gartside holds a B.B.A. in Marketing from the University of Texas and has pursued M.B.A. studies at the University of St. Thomas.

        Brian R. Ervine joined the Company in January 2002 as Senior Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary. He came to the Company from Brain Ranger, a content management software developer, where he was Chief Financial Officer and responsible for all financial and business planning activities and day-to-day operations from February 2001 to January 2002. Prior to Brain Ranger, Mr. Ervine was Executive Vice President, Chief Financial Officer and Treasurer for Convergent Communications and managed the finance and treasury operations from December 1999 to December 2000. He joined Convergent Communications from Metapath Software International, a global provider of enterprise-wide wireless software and services, where he was Vice President of Finance and managed the worldwide financial operations in 9 countries from December 1995 to December 1999. Previous to then, Mr. Ervine was Vice President and Chief Financial Officer of PC ServiceSource, Inc., Assistant Controller for CompuCon Systems, Inc. and Senior Audit Manager at KPMG Peat Marwick, LLP. Mr. Ervine received a B.B.A. in Accounting from the University of Texas at Austin (1984) and is a certified public accountant.

        Anita T. Moseley joined the Company in May 1994 as corporate counsel of the Company and held that position until June 1997 when she assumed the positions of Vice President, General Counsel and Secretary of the Company. In June 2000 she was promoted to Senior Vice President. Between September 1991 and May 1994, she held an in-house corporate counsel position with the Federal Deposit Insurance Corporation/Resolution Trust Corporation. Prior to that time, Ms. Moseley was a partner in the Salt Lake City law firm of Prince, Yeates and Geldzahler. Ms. Moseley holds a B.A. from Syracuse University and a J.D. from the University of Utah.

        Joseph P. Murray joined the Company in May 1999 as Director of Local Number Portability (LNP) Solutions and held that position until January 2001 when he assumed the position of Vice President & General Manager of OSS Solutions. In January 2002, Mr. Murray became the Vice President of Software Development. From October 1995 until joining the Company, Mr. Murray served as the Director of Software Business Systems at JCIT, Inc., a company specializing in providing education, consulting services and applications for manufacturing flow operations. Mr. Murray is an active faculty member of the University of Phoenix Graduate School of Business. He holds an MBA/Organizational Management Degree from the University of Phoenix and a B.S. in Mechanical Engineering from the University of Denver.

        Patrick Shane Furlong joined the Company in December of 1994 as a Software Engineer in the Wireless Data Group. From 1998 to 1999 Mr. Furlong served as a Business Development Manager for the Company. In October of 1999, Mr. Furlong became the Director for Wireless Technologies for the Company, managing the Wireless Data Group. He was promoted to the position of Vice President and General Manager of Wireless Data in January 2001. In December 2001, Mr. Furlong became the Vice President, Market Strategy and in December 2002, his position was changed to Vice President and Principal—Consulting Practice. Mr. Furlong is a veteran of the United States Army and holds a B.S. in Computer Science from Hawaii Pacific University.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 27, 2003 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
George A. Hallenbeck(2) c/o Evolving Systems, Inc. 9777 Mt. Pyramid Court Englewood, CO 80112	1,482,700	10.7%
Donald R. Dixon(3) c/o Trident Capital 505 Hamilton Avenue, Suite 200 Palo Alto, CA 94301	831,257	6%
Robert J. Loarie(4) c/o Morgan Stanley Venture Partners 3000 Sand Hill Road, Building 4, Suite 250 Menlo Park, CA 94025	881,005	6.4%
Brendan F. Reidy(5) P.O. Box 880 Evergreen, CO 80437	26,664	*
Steve B. Warnecke(6) 1026 Anaconda Dr. Castle Rock, CO 80108	3,333	*

Harry B. Fair(7) c/o The Brogden Group, LLC 14823 East Hinsdale Avenue Englewood, CO 80112	1,023,250	7.4%
Ashford Capital Management(8) P. O. Box 4172 Wilmington, DE 19807	1,290,000	9.3%
Management Insights, Inc./ Robert Coates/Suzanne Coates(9) 5501 LBJ Freeway Dallas, TX 75240	1,319,900	9.5%
Morgan Stanley Venture Partners(10) 3000 Sand Hill Road, Building 4, Suite 250 Menlo Park, CA 94025	881,005	6.4%
Royce & Associates, LLC(11) 1414 Avenue of the Americas New York, NY 10019	901,200	6.5%
Trident Capital Management, L.L.C.(12) 505 Hamilton Avenue, Suite 200 Palo Alto, CA 94301	791,657	5.7%
Brian R. Ervine(13)	60,936	*
Stephen K. Gartside(14)	24,999	*
Anita T. Moseley(15)	51,924	*
Joseph P. Murray(16)	21,134	*
Marc D. Abbott (former executive officer)	5,000	*
James M. Ross (former executive officer)(17)	357,126	2.6%
All current executive officers and directors as a group (10 persons)(18)	3,390,202	24.5%

*
Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 13,846,489 shares outstanding on March 27, 2003, adjusted as required by rules promulgated by the SEC.

(2)
Includes 355,700 shares held by Mr. Hallenbeck's former spouse as to which Mr. Hallenbeck retains voting power. Also includes 100,000 shares held by the George A. Hallenbeck Irrevocable Trust, of which Mr. Hallenbeck's wife is trustee. Mr. Hallenbeck disclaims beneficial ownership of such shares. Also includes 62,500 shares subject to stock options exercisable within 60 days of March 27, 2003.

(3)
Includes shares owned by investment funds managed by Trident Capital (see Note 13 below). Mr. Dixon is President of Trident Capital Management, L.L.C., the Investment General Partner of Information Associates, C.V. and the General Partner of Information Associates, L.P. Mr. Dixon disclaims beneficial ownership of such shares, except to the extent of his proportional ownership interest in these entities. Also includes 39,600 shares held by the Dixon Family Trust; Mr. Dixon disclaims beneficial ownership of such shares.

(4)
Consists solely of shares owned by investment funds managed by Morgan Stanley Venture Partners (see Note 11 below). Mr. Loarie is a General Partner of Morgan Stanley Venture Partners II, L.P., the General Partner of each of the funds. He is also a Vice President of Morgan Stanley Venture Capital II, Inc., the Managing General Partner of Morgan Stanley Venture Partners II, L.P. Mr. Loarie disclaims beneficial ownership of such shares except to the extent of his proportional ownership in these entities.

(5)
Represents shares subject to stock options exercisable within 60 days of March 27, 2003.

(6)
Represents shares subject to stock options exercisable within 60 days of March 27, 2003.

(7)
Includes 250,000 shares held by a trust for which Mr. Fair's spouse serves as trustee.

(8)
Based solely upon Schedule 13G information filed with the SEC by Ashford Capital Management on November 13, 2000.

(9)
Based solely upon Schedule 13G information filed with the SEC by Management Insights on January 7, 2002. Management Insights, Inc. directly owns 1,276,500 shares of Common Stock of the Company, or approximately 9.21%. Since Robert Coates and Suzanne Coates have the power to direct the affairs of Management Insights, Inc., they may be deemed to be beneficial owners of the Common Stock of the Company directly owned by Management Insights, Inc. Robert Coates directly owns 43,400 shares of Common Stock of the Company, or approximately .31%, over which he has sole voting and dispositive power.

(10)
Includes 138,819 shares owned by Morgan Stanley Venture Capital Fund II, C.V., 557,484 shares owned by Morgan Stanley Venture Capital Fund II, L.P. and 144,700 shares owned by Morgan Stanley Venture Investors, L.P. Also includes 40,002 shares subject to stock options exercisable within 60 days of March 27, 2003. On December 31, 2002 there were warrants to purchase an aggregate of 483,460 shares of Common Stock, 79,838 of which were owned by Morgan Stanley Venture Capital Fund II, C.V., 320,453 of which were owned by Morgan Stanley Venture Capital Fund II, L.P. and 83,169 of which were owned by Morgan Stanley Venture Investors, L.P. These warrants were net-exercisable, and were exercised on March 13, 2003, based upon the average fair market value for the Company's stock for the prior 5 days, or $1.552 per share. The net exercise of these warrants resulted in 234,253 shares being issued on March 13, 2003, as follows: 38,684 to Morgan Stanley Venture Capital Fund II, C.V.; 155,271 to Morgan Stanley Venture Capital Fund II, L.P.; and 40,298 to Morgan Stanley Venture Investors, L.P.

(11)
Based solely upon Schedule 13G information filed with the SEC by Royce & Associates, LLC on February 5, 2003.

(12)
Includes 20,369 shares owned by Information Associates, C.V. and 731,286 shares owned by Information Associates, L.P. Also includes 40,002 shares subject to stock options exercisable within 60 days of March 27, 2003. On December 31, 2002 there were warrants to purchase an aggregate of 427,173 shares of Common Stock, 11,597 of which were owned by Information Associates, C.V. and 415,576 of which were owned by Information Associates, L.P. These warrants were net-exercisable, and were exercised on March 12, 2003, based upon the average fair market value for the Company's stock for the prior 5 days, or $1.512 per share. The net exercise of these warrants resulted in 201,155 shares being issued on March 12, 2003, as follows: 5,461 to Information Associates, C.V. and 195,694 to Information Associates, L.P.

(13)
Represents 60,936 shares subject to stock options exercisable within 60 days of March 27, 2003.

(14)
Represents 24,999 shares subject to stock options exercisable within 60 days of March 27, 2003.

(15)
Includes 32,992 shares subject to stock options exercisable within 60 days of March 27, 2003.

(16)
Includes 12,500 shares subject to stock options exercisable within 60 days of March 27, 2003.

(17)
Includes 355,626 shares subject to stock options exercisable within 60 days of March 27, 2003.

(18)
Includes 792,915 shares subject to stock options exercisable within 60 days of March 27, 2003. Also see Notes 2-7, 11, 13-17 above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2002, Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation of Directors

        The Company's directors did not receive any cash compensation for serving as directors, except that they were eligible to receive reimbursement of any expenses incurred in attending Board and committee meetings. During fiscal 2002, each director received options to purchase shares of the Company's Common Stock. The exercise price of each option was the closing price of the Company's Common Stock on the date of grant. See stock option information contained in this proxy statement for information concerning stock options held by members of the Board of Directors.

Compensation of Executive Officers

  Summary of Compensation

        The following table shows for the fiscal years ended December 31, 2000, 2001 and 2002, compensation awarded or paid to, or earned by, each person who served as Chief Executive Officer of the Company during fiscal year 2002, and each of the other four (4) most highly compensated executive officers of the Company at December 31, 2002 as well as two (2) former officers of the Company who received compensation during 2002 but were not Executive Officers on December 31, 2002 (the "Named Executive Officers"):

Summary Compensation Table

	Annual Compensation							Long-Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)			Other Annual Compensation($) (1)	Securities Underlying Options (#)	All Other Compensation($) (2)
George A. Hallenbeck Chief Executive Officer	2000 2001 2002		$225,000 225,000 225,000		$126,684 113,625 —	(3)	— — —	101,250 267,500 —		$17,985 18,397 13,684
Stephen K. Gartside, Jr., Executive Vice President of Sales and Operations	2000 2001 2002	$	— 59,077 180,000	$	— — 10,000		— — —	— 160,000 25,000	$	— 4,652 8,719
Brian R. Ervine, Sr. Vice President and Chief Financial Officer	2000 2001 2002	$	— — 196,154		— — —		— — —	— — 175,000	$	— — 8,994
Anita T. Moseley Sr. Vice President, General Counsel and Secretary	2000 2001 2002		$185,000 185,000 195,000		$29,275 31,868 —	(3)	$51,958 1,356 —	44,792 110,000 25,000		$20,790 28,397 11,461
Joseph P. Murray, Vice President of Development	2000 2001 2002		$135,103 160,000 170,000		$33,510 20,480 —	(3)	— — —	48,500 75,000 —		$10,200 17,884 5,577
James M. Ross, former President and Chief Operating Officer	2000 2001 2002		$200,000 225,000 112,500		$83,173 96,400 —	(3)	— — —	81,563 350,000 51,677		$16,837 51,476 142,901	(4)
Marc D. Abbott, former Vice President of Marketing(5)	2000 2001 2002		$175,000 185,000 185,000		$27,813 31,771 —	(3)	$26,200 — —	25,000 50,000 —		$15,216 22,116 17,794

(1)
Includes dollar value of the difference between the price paid by the named executive officer for stock purchased under the Company's stock option plan and the fair market value of the Company's stock at the time of option exercise.

(2)
Includes value of Company-provided insurance premiums paid by the Company, flexible spending credits, amounts paid for earned but unused time-off, and contributions made by the Company on behalf of the individuals which are currently managed under the Company's 401(k) Plan.

(3)
Includes cash portion of the individual's bonus under his or her compensation plan. Bonuses were paid in 2001 for Company performance in the fourth quarter of 2000 and the first quarter of 2001. No bonuses were paid for the balance of 2001.

(4)
Mr. Ross resigned as an officer of the Company, effective June 30, 2002. Amount shown includes $112,500 severance payments made in 2002.

(5)
Mr. Abbott resigned as an officer of the Company, effective December 27, 2002.

STOCK OPTION GRANTS AND EXERCISES

        The Company grants options to its executive officers under its Amended and Restated Stock Option Plan (the "Stock Option Plan"). As of March 27, 2003, options to purchase a total of 1,979,801 shares were outstanding under the Stock Option Plan, and options to purchase 3,525,770 shares remained available for grant thereunder.

        The following tables show for the fiscal year ended December 31, 2002, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers and Directors:

Option Grants in Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
Officers	Number of Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($/Share)(3)	Expiration Date
					5%	10%
George A. Hallenbeck	—	—
Stephen K. Gartside, Jr.	25,000	3.4%	$.75	2/27/12	$30,542	$48,633
Brian R. Ervine(5)	150,000	20.6%	$1.32	1/6/12	$322,521	$513,561
	25,000	3.4%	$.75	2/27/12	30,542	48,633
Anita T. Moseley	25,000	3.4%	$.75	2/27/12	$31,542	$48,633
Joseph P. Murray	—
Marc D. Abbott	—
Directors
Robert J. Loarie	51,677	7.1%	$.39	10/29/12	$32,829	$52,274
Donald R. Dixon	51,677	7.1%	$.39	10/29/12	$32,829	$52,274
Michael R. Perusse(6)	51,677	7.1%	$.39	10/29/12	$32,829	$52,274
Brendan F. Reidy	66,660	9.2%	$.28	9/18/12	$30,403	$48,412
	39,996	5.5%	$.39	10/29/12	$25,408	$40,458
James M. Ross(7)	51,677	7.1%	$.39	10/29/12	$32,829	$52,274

(1)
Unless otherwise noted below, options granted to executive officers vest in 16 quarterly installments beginning three (3) months from the grant date. Options granted to Directors vest in 36 monthly installments, beginning one month from the grant date.

(2)
Based on 728,354 total options granted in 2002.

(3)
The exercise price for all options was the closing price for the Company's stock on the date of grant.

(4)
The potential realizable value is calculated assuming that the fair market value of the Common Stock on the date of the grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and the Common Stock received as a result is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future increases in the price of the Common Stock.

(5)
Mr. Ervine joined the Company on January 7, 2002. The Company's policy with respect to options granted to new employees is to provide for vesting over a four year period, with 25% vesting one year from the date of grant, and the balance vesting quarterly thereafter over the remaining three year period.

(6)
Mr. Perusse resigned from the Board on March 24, 2003.

(7)
Mr. Ross resigned from the Board on March 21, 2003.

OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

Officers	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Unexercised Options at December 31, 2002 (#) Exercisable/ Unexercisable(2)	Value of Unexercised In-the-Money Options at December 31, 2002 ($) Exercisable/ Unexercisable(3)
George A. Hallenbeck	—	$—	50,000/150,000	$26,250/$78,750
Stephen K. Gartside, Jr	—	$—	19,688/65,312	$9,539/$30,836
Brian R. Ervine	—	$—	0/175,000	0/$ 8,875
Anita T. Moseley	—	$—	27,680/65,312	$11,977/$30,836
Joseph P. Murray	—	$—	10,000/30,000	$5,250/$15,750
Marc D. Abbott	—	$—	5,000/0	$2,625/0
Directors
Robert J. Loarie	—	$—	25,001/86,676	$10,676/$ 47,573
Donald R. Dixon	—	$—	25,001/86,676	$10,676/$ 47,573
Michael R. Perusse	—	$—	26,667/85,010	$8,309/$ 42,840
Brendan F. Reidy	—	$—	9,999/96,657	$8,249/$ 75,342
James M. Ross	—	$—	434,125/196,667	$50,718/$112,117

(1)
Based on the fair market value of the Common Stock on the date of exercise, minus the exercise price.

(2)
Includes both "in-the-money" and "out-of the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock at December 31, 2002.

(3)
Based on the fair market value of the Common Stock as of December 31, 2002 ($1.105), minus the per share exercise price of "in-the-money" unexercised options, multiplied by the number of shares represented by such options.

Compensation Agreements

        Each of the Company's Named Executive Officers, as well as the other Executive Officers (the "Executives") has entered into Compensation Agreements with the Company. Each agreement generally provides that in the event the Company terminates the employment of the Executive, other than for cause, death or disability, the Executive will be paid severance pay. The amount of the severance pay varies from three (3) months of base salary to up to twelve (12) months of base salary and incentive compensation, depending upon the Executive's position with the Company. In exchange for severance, the Executive will be required to execute a full release of the Company and agree not to compete with the Company nor to solicit Company employees for the period of time during which severance is paid. The Compensation Agreements do not change the "at-will" nature of the Executive's employment with the Company. Either the Company or the Executive may terminate the Executive's employment at any time.

Management Change in Control Agreements

        Each of the Company's Executives has entered into a Management Change in Control Agreement with the Company. Each agreement generally provides that upon a Qualified Termination (as defined below), the Company shall pay to the Executive all amounts earned or accrued through the applicable termination date, including, without limitation, the Executive's base salary, a prorated portion of any earned incentive compensation, compensation for unused paid time off, reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the applicable termination date. The Company also is obligated to provide certain insurance benefits during the Executive's applicable severance period. Moreover, the Company has agreed to pay the Executive an amount equal to 100% of his or her annual base salary, plus 100% of the Executive's annual incentive target, payable over a one year period. In the case of the CEO, the Company has agreed to pay an amount equal to 200% of his annual base salary, plus 200% of his annual incentive target, payable over a 2 year period. In addition, immediately upon the occurrence of a Change of Control (as defined below) or a Qualified Termination, 50% or 100%, respectively, of the Executive's unvested stock options shall vest. The Company also has agreed to reimburse the Executive for any excise taxes payable as a result of Executive's receipt of these payments. A Qualified Termination will occur upon any of the following: (i) termination of the Executive's employment by the Company, without cause, as a result of the influence of a person or entity seeking to cause a Change in Control; (ii) termination of the Executive's employment by the Company for any reason, other than for cause, disability or death, within 12 months following a Change in Control; (iii) resignation by the Executive following a change in a material condition of the Executive's employment in anticipation of a Change in Control or within 12 months following a Change in Control. A Change in Control will occur upon (iv) the sale, transfer or other disposition of all or substantially all of the Company's assets; (v) a merger or consolidation in which the Company is not the surviving corporation; (vi) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock are converted into other property; or (vii) the acquisition by any person, entity or group within the meaning of Securities Exchange Act of 1934 of the beneficial ownership of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors.

REPORT OF THE AUDIT COMMITTEE(1)

The Audit Committee

        As of March 27, 2003, the Audit Committee of the Board of Directors (the "Audit Committee") was composed of three (3) directors appointed by the Board of Directors. Each of the committee members, Mr. Loarie, Mr. Dixon, and Mr. Warnecke, satisfies the independence and financial management expertise requirements of the Audit Committee Policy of the Nasdaq Stock Market, Inc. On May 25, 2000, the Board of Directors adopted a charter for the Audit Committee (the "Charter"). A copy of the Charter was included with the 2001 proxy statement.

        Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company's independent accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principals.

        The Audit Committee's primary responsibilities are to:

(1)
monitor the integrity of the Company's financial reporting process and the Company's systems of internal accounting and financial controls regarding finance, accounting and legal compliance;

(2)
monitor the independence and performance of the Company's external auditors;

(3)
provide an avenue of communication among the independent auditors, management, and the Board of Directors;

(4)
pre-approve all audit and permitted non-audit services; and

(5)
develop procedures for receiving, on an anonymous basis, and responding to concerns about the Company's accounting and auditing practices.

Review of Fiscal Year 2002 Financial Statements

        In connection with its review of the Company's Fiscal Year 2002 Financial Statements, the Audit Committee has:

(1)
reviewed and discussed the audited financial statements with management;

(2)
discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be disclosed by SAS 61 and SAS 90; and

(3)
received from PricewaterhouseCoopers LLP the written disclosures and letter required by Independence Standards Board Standard No. 1 ("ISB 1") and discussed with PricewaterhouseCoopers LLP their independence.

        Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year ended December 31, 2002 be included in the Company's 2002 Annual Report on Form 10-K.

        The following table sets forth information regarding fees billed by PricewaterhouseCoopers LLP for services rendered to the Company for fiscal years ended December 31, 2002 and December 31, 2001.

Types of Fees	Amount Billed 2002	Amount Billed 2001
Audit Fees	$158,000	$168,000
Audit-Related Fees	$—	$—
Tax Compliance Fees	$20,000	$25,000
Other Fees
Employee Benefit Plan compliance	$15,000	$15,000
Due Diligence Services	—	$147,300
Total Fees	$193,000	$355,300

Audit Fees are the aggregate fees billed by PricewaterhouseCoopers LLP for the audit of the Company's financial statements included in our Annual Report on Form 10-K and for reviews of the Company's financial statements included in the Quarterly Reports on Form 10-Q. All hours incurred on the audit engagements were incurred by full-time, regular employees of PricewaterhouseCoopers LLP.

Other Fees are the aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2002 and December 31, 2001, respectively. Included in this category are fees billed for the audit of the Company's employee benefit plan for the years ended December 31, 2001, and December 31, 2000, and due diligence services.

        The Audit Committee has considered the nature of all non-audit services and, based upon discussions with PricewaterhouseCoopers LLP and review of the ISB 1 letter from PricewaterhouseCoopers LLP, the Committee believes that such services are compatible with the auditor's independence.

AUDIT COMMITTEE MEMBERS: Robert J. Loarie, Donald R. Dixon and Steve B. Warnecke

REPORT OF THE COMPENSATION COMMITTEE(1)

The Compensation Committee

        The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of at least two (2) independent directors appointed by the Board of Directors. The Compensation Committee is responsible for providing guidance and periodic monitoring for all corporate compensation, benefit, perquisite, and employee equity programs. The Compensation

Committee has full power and authority to carry out the following responsibilities: (1) establish the compensation levels for officers and employees of the Company and the types of compensation to be paid to the officers and employees of the Company, (2) grant stock options (3) review the performance of the Chief Executive Officer of the Company, and (4) perform such other functions as may be necessary or convenient in the efficient discharge of its responsibilities.

Base Salary

        The Committee annually reviews each Executive's base salary and incentive compensation. When reviewing compensation, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The Committee also takes into account the operating, strategic, and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value. For fiscal 2002, these goals were: profitability, revenue growth; reducing costs and improving margins; continued marketing and development of the Company's local number portability (LNP) products and related services; expansion of the Company's customer base and retention of key employees. At the same time as the Committee considers the compensation of Executives, it also sets the performance goals to be met in setting the amount of bonuses to be paid to Company employees in the upcoming fiscal year. The amount of each employee's bonus is determined by comparing the degree to which the Company has met its revenue and income goals for the fiscal year as set forth above. In 2002, base salary for Mr. Hallenbeck was not changed from the previous fiscal year. For other executive officers, base salaries were increased by 0% to 12.5% for fiscal 2002 compared to fiscal 2001. The increases were due to individual performance, and the need to remain within the range of competitive salaries for comparable positions in comparable companies.

Bonuses

        Executives did not receive corporate performance bonuses in 2002. One executive (Sr. Vice President of Sales and Operations) received a bonus of $10,000 in 2002, based upon specific sales objectives that he achieved during the last quarter of 2001. The Company awarded corporate performance bonuses based upon achievement of certain goals in the fourth quarter of 2002. Those bonuses were paid in the first quarter of 2003.

Stock-Based Incentive Compensation

        The Company adopted the Amended and Restated Stock Option Plan (the "Plan") in order to provide equity based performance incentives to its employees. The Plan authorizes the Company to award incentive stock options and nonqualified stock options to purchase Common Stock to employees, directors and consultants. The Compensation Committee believes that the Plan assists the Company in attracting, retaining and motivating officers and other employees. The grants are designed to align the interests of the optionees with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business, even though certain executive officers are already significant stockholders of the Company (see "Security Ownership of Certain Beneficial Owners and Management"). Moreover, the long-term vesting schedule (which is generally four years) encourages a long-term commitment to the Company by its executive officers and other optionees. The size of the option grant to each optionee is set at a level that the Compensation Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account the individual's potential for future responsibility and promotion over the option vesting period, and the individual's performance in recent periods. The Compensation Committee periodically reviews the number of shares owned by, or subject to options held by, each executive officer, and additional awards are considered based upon past performance of the executive officer.

Option Repricings

        On September 4, 2002, the Board approved a stock option exchange program ("Exchange Program"), offering employees, including executive officers, the opportunity to exchange outstanding options to purchase shares of the Company's common stock ("Eligible Option Grants") for replacement options to purchase shares of the Company's common stock ("Replacement Options"). Participation in the Exchange Program was voluntary; however, if an employee elected to exchange any of his options, he was required to also exchange all of his options that had been granted since March 4, 2002. Employees who elected to participate had until October 2, 2002, to make their election. Replacement Options will be granted on April 3, 2003 and will have an exercise price equal to the greater of (a) the closing price of the Company's common stock as reported on the Nasdaq SmallCap Market on April 3, 2003, or (b) $1.00. Six (6) months will be added to the vesting schedule of the Eligible Option Grants for the Replacement Options. For example, options which would have been vested on April 3, 2003 under the original option grant will now vest on October 3, 2003 under the Replacement Options. Employees must be employed on April 3, 2003 to be eligible to receive their Replacement Options. Employees tendered 1,586,254 shares for exchange; of that amount, 1,248,949 were tendered by executive officers.

        The table below provides information concerning the Named Executive Officers(4) who participated in the Exchange Program.

Name & Title of Executive Officer	Date Tendered	Securities underlying number of options tendered(1)		Market price of stock at time options were tendered		Exercise price at time tendered		New exercise price	Length of original option term remaining at date replacement(2)
George A. Hallenbeck, CEO & President	10/2/02	88,888 128,612 213,750 101,250 67,500	(ISO) (NSO) (NSO) (NSO) (NSO)	$ $ $ $ $	.29 ..29 ..29 ..29 ..29	$ $ $ $ $	2.75 2.75 5.85 5.25 2.19	See Note 2 below(3)	8 months 68 months 78 months 87 months 92 months
Stephen K. Gartside, Jr., Executive Vice President of Sales & Operations	10/2/02	95,212 4,788	(ISO) (NSO)	$ $	..29 ..29	$ $	3.78 3.78	(3)	96 months 96 months
Anita T. Moseley, Sr. Vice President & General Counsel	10/2/02	52,500 25,500 25,000 19,246 5,754 8,659 11,133 21,231 28,769	(ISO) (ISO) (ISO) (ISO) (NSO) (ISO) (NSO) (ISO) (NSO)	$ $ $ $ $ $ $ $ $	..29 ..29 ..29 ..29 ..29 ..29 ..29 ..29 ..29	$ $ $ $ $ $ $ $ $	2.75 2.75 5.85 4.04 4.04 5.25 5.25 2.19 2.19	(3)	67 months 67 months 78 months 85 months 85 months 87 months 87 months 92 months 92 months
Joseph P. Murray, Vice President of Development	10/2/02	20,000 6,500 10,000 3,500 10,000 23,694 1,306 14,578 20,422	(ISO) (ISO) (ISO) (ISO) (ISO) (ISO) (NSO) (ISO) (NSO)	$ $ $ $ $ $ $ $ $	..29 ..29 ..29 ..29 ..29 ..29 ..29 ..29 ..29	$ $ $ $ $ $ $ $ $	4.50 5.85 9.38 3.75 5.25 5.04 5.04 2.19 2.19	(3)	72 months 78 months 71 months 85 months 87 months 88 months 88 months 92 months 92 months

(1)
Some of the options tendered were Incentive Stock Options (ISO) and some were Non-statutory Stock Options (NSO).

(2)
Six (6) months will be added to the vesting schedule of the Eligible Option Grants for the Replacement Options.

(3)
All Replacement Options will be priced at the greater of (a) the closing price of the Company's Common Stock as reported on the Nasdaq SmallCap Market on April 3, 2003, or (b) $1.00.

(4)
Marc D. Abbott, former Vice President of Marketing, one of the named Executive Officers, participated in the Exchange Program but will not receive Replacement Options because he is no longer employed by the Company.

Corporate Performance and Chief Executive Officer Compensation

        For the fiscal year ended December 31, 2002, George A. Hallenbeck, Chief Executive Officer of the Company received $225,000 in salary. He did not receive any incentive performance bonus. The base salary of Mr. Hallenbeck was not increased for the 2002 fiscal year. Mr. Hallenbeck's annual base salary is based largely on competitive salaries, which the Compensation Committee believes are generally greater than Mr. Hallenbeck's salary. Mr. Hallenbeck's compensation plan provides for incentive compensation, based upon achievement of corporate revenue and profit goals established by the Board of Directors. That incentive compensation, which is 100% of base salary, reflects the Compensation Committee's desire to closely equate the Chief Executive's incentive compensation with achievement of corporate objectives. In fiscal 2002, Mr. Hallenbeck did not receive any stock option grants. He participated in the Stock Option Exchange Program, as described previously in this proxy statement.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

        Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and any final Treasury regulations and to comply with Section 162(m) of the Code in the future to the extent consistent with the best interest of the Company.

Conclusion

        The Compensation Committee believes that the compensation programs of the Company and the administration of those programs well serve the interest of the Company's stockholders. These programs allow the Company to attract, retain and motivate exceptional management and technical talent and to compensate executives and other employees in a manner that reflects their contributions to both the short and long-term performance of the Company. The Company intends to continue to emphasize programs that it believes will positively affect stockholder value.

COMPENSATION COMMITTEE MEMBERS: Donald R. Dixon and Robert J. Loarie

(1)
Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Measurement Comparison shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material under the Securities Act or the Exchange Act.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Board of Directors currently consists of Messrs. Dixon and Loarie. Mr. Dixon has served on the Compensation Committee since December 1997. Mr. Loarie became a member of the Compensation Committee in October 1998. Neither Mr. Dixon nor Mr. Loarie were, at any time during fiscal 2002, nor at any other time, officers or employees of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN*
AMONG EVOLVING SYSTEMS, INC.
THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

    *$100 INVESTED ON 5/12/98 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

    Copyright ©2002 Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

    The companies whose returns are included in the Peer Group are: Convergys Corp., Daleen Technologies, Inc., DSET Corp., Lightbridge, Inc., Metasolv, Inc., TCSI Corp., and Tekelec.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Effective June 30, 2002, the Company entered into a Separation and Release Agreement ("Separation Agreement") with James M. Ross, former President and Chief Operating Officer of the Company. As a result of the Separation Agreement, Mr. Ross' employment with the Company was terminated and the Company agreed to pay Mr. Ross a severance amount equal to his annual base salary ($225,000), payable in twenty-six equal payments over a one-year period. In addition, the Company agreed to continue Mr. Ross' health, medical, life and disability insurance benefits through June 30, 2003. Stock options previously granted to Mr. Ross for 310,625 common shares of the Company were allowed to continue to vest through December 31, 2002. Stock options for 200,000 common shares continued to vest according to the terms of the original grant for so long as Mr. Ross remained on the Board of Directors. Mr. Ross resigned from the Board of Directors on March 21, 2003. Mr. Ross agreed not to compete with the Company or solicit Company employees for employment during the severance period.

        In connection with the Company's restructuring plan, the Company also entered into Separation and Release Agreements with three other executive officers: Brendan C. Cassidy, former Vice President of Account Management, William Rohrbach, former Vice President of Sales, and Marc Abbott, former Vice President of Marketing. Each of these Separation Agreements provided for severance pay to the officers equal to three months of their respective base salaries and continuation of health benefits for three months.

        In 2002, the Company entered into an agreement with Epicor Software Corporation to license Epicor's financial accounting solution software. Mr. Dixon, who serves on the Company's Board of Directors, also serves on the Board of Directors of Epicor. The initial license fee paid by the Company to Epicor was $144,000. In addition, the Company expects to pay Epicor annual maintenance fees of approximately $20,000.

        The Company paid compensation to Craig Ross, son of James Ross, former President and Chief Operating Officer, and contractor fees to Rasch Young, Mr. Ross' son-in-law. Craig Ross, who was employed in a sales position as a National Account Representative, earned $306,066 in compensation and commissions during 2002. Mr. Young, who provided contracting services as a database administrator, received $150,745 in fees during 2002. Craig Ross is no longer employed by the Company. Mr. Young is no longer a contractor for the Company.

        On November 30, 2000, the Board of Directors approved a $100,000 loan to David Johnson, former Sr. Vice President of Finance and Chief Financial Officer, to facilitate his relocation to Colorado and the purchase of a home. Mr. Johnson completed payments on his loan during 2002, and as of December 31, 2002, the loan was paid in full. There are no outstanding loans to officers or directors. In accordance with the recently-enacted Sarbanes-Oxley Act of 2002, the Company in the future will not enter into loans with its executive officers or directors.

        Each of the Executives has entered into a Management Change in Control Agreement with the Company. Each agreement generally provides that upon a Qualified Termination (as defined below), the Company shall pay to the Executive all amounts earned or accrued through the applicable termination date, including, without limitation, the Executive's base salary, a prorated portion of any earned incentive compensation, compensation for unused paid time off, reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the applicable termination date. The Company also is obligated to provide certain insurance benefits during the Executive's applicable severance period. Moreover, the Company has agreed to pay the Executive an amount equal to 100% of his or her annual base salary, plus 100% of the Executive's annual incentive target. In the case of the CEO, the Company has agreed to pay an amount equal to 200% of his annual base salary, plus 200% of his annual incentive target, payable over a 2 year period. In addition, immediately upon the occurrence of a Change of Control (as defined below) or a Qualified

Termination, 50% or 100%, respectively, of the Executive's unvested stock options shall vest. The Company also has agreed to reimburse the Executive for any excise taxes payable as a result of Executive's receipt of these payments. A Qualified Termination will occur upon any of the following: (i) termination of the Executive's employment by the Company, without cause, as a result of the influence of a person or entity seeking to cause a Change in Control; (ii) termination of the Executive's employment by the Company for any reason, other than for cause, disability or death, within 18 months following a Change in Control; (iii) resignation by the Executive following a change in a material condition of the Executive's employment in anticipation of a Change in Control or within 18 months following a Change in Control. A Change in Control will occur upon (i) the sale, transfer or other disposition of all or substantially all of the Company's assets; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock are converted into other property; or (iv) the acquisition by any person, entity or group within the meaning of Securities Exchange Act of 1934 of the beneficial ownership of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors.

        The Company has entered into indemnification agreements (the "Indemnification Agreements") with each of its directors and executive officers. Subject to the provisions of the Indemnification Agreements, the Company shall indemnify and advance expenses to such directors and executive officers in connection with their involvement in any event or occurrence which arises in their capacity as, or as a result of, their position with the Company.

        The Company believes that the terms of the transactions described above were no less favorable to the Company than would have been obtained from unaffiliated third parties. Any future transactions between the Company and any of its officers, directors or principal stockholders will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the Board of Directors.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Anita T. Moseley Secretary

PROXY	PROXY

EVOLVING SYSTEMS, INC.
9777 Mt. Pyramid Court
Englewood, Colorado 80112

Proxy Solicited on Behalf of the Board of Directors of the Company
for the Annual Meeting of Stockholders—May 15, 2003

        The undersigned hereby constitutes and appoints Brian R. Ervine and Anita T. Moseley, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Evolving Systems, Inc. to be held at Hilton Garden Inn, 9290 Meridian Blvd., Englewood, Colorado, on Thursday, May 15, 2003, at 9:00 a.m. local time and at any postponements, continuations or adjournments thereof, on all matters coming before said meeting.

☒	Please mark your votes as in this example using dark ink only.
		FOR	WITHHOLD AUTHORITY					FOR	ABSTAIN	AGAINST
1.	ELECTION OF CLASS 2 DIRECTORS	/ /	/ /	Nominees:	Donald R. Dixon George A. Hallenbeck	2.	Ratification of Selection of Independent Accountants	/ /	/ /	/ /

						You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The persons named herein as agents and proxies cannot vote your shares unless you sign and return this card.
						In their discretion, the proxies are entitled to vote upon such other matters as may properly come before the meeting.
						This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

	Date	, 2003		Date	, 2003

Signature			Signature if held jointly
NOTE: Please mark, sign and return promptly using the enclosed envelope. Executors, administrators, trustees, etc. should give a title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

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EVOLVING SYSTEMS, INC. 9777 Mt. Pyramid Court Englewood, Colorado 80112 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2003
EVOLVING SYSTEMS, INC. 9777 Mt. Pyramid Court Englewood, Colorado 80112 PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS MAY 15, 2003 INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.
INFORMATION REGARDING THE BOARD AND ITS COMMITTEES
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.
INFORMATION CONCERNING EQUITY COMPENSATION PLANS STOCK OPTION PLAN AND EMPLOYEE STOCK PURCHASE PLAN
TABLE OF EQUITY COMPENSATION PLANS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Summary Compensation Table
STOCK OPTION GRANTS AND EXERCISES
Option Grants in Last Fiscal Year
OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
REPORT OF THE AUDIT COMMITTEE(1)
REPORT OF THE COMPENSATION COMMITTEE(1)
Option Repricings
COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN* AMONG EVOLVING SYSTEMS, INC. THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS